Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. ANNOUNCES COMPLETION
OF TENDER OFFER FOR WATERFIELDS COMPANY LIMITED

GEORGE TOWN, Cayman Islands, B.W.I. (January 14, 2004) — Consolidated Water Co. Ltd. (the “Company”) (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that it has completed its tender offer outside the United States to the remaining shareholders of Waterfields Company Limited (“Waterfields”).

Waterfields owns and operates a reverse osmosis seawater desalination plant and sells desalinated water on a “take or pay” basis to the Water & Sewerage Corporation of the Bahamas, which in turn distributes the water to customers via its own pipeline. The Company paid approximately $6.7 million for approximately 64.7% of the outstanding stock of Waterfields in the tender offer. The Company had previously acquired approximately 26.2% of the outstanding stock of Waterfields in two separate transactions during 2003 for an aggregate of $2.7 million.

“From an accounting perspective, we have been consolidating Waterfields’ results since August 2003,” noted Rick McTaggart, President & Chief Executive Officer of Consolidated Water Co. Ltd. “We are pleased to announce the completion of the tender offer, which brings our ownership in Waterfields to approximately 91%.”

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President & Chief Executive Officer at (345) 945-4277 or via e-mail at
info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com